IMAGE METRICS APPOINTS PETER NORRIS, CHAIRMAN
OF VIRGIN GROUP, TO ITS BOARD OF DIRECTORS

SANTA MONICA, CA – April 14, 2010 – Image Metrics, Inc. (OTC BB: IMGX), a leading provider of facial animation software and services for the entertainment industry, today announced the appointment of Peter Norris, Chairman of Virgin Group Holdings, to its Board of Directors.  Mr. Norris’ appointment was made in conjunction with the Company’s recent public listing and simultaneous $8 million financing.  Today’s announcement brings the size of the Company’s Board to four members, and Image Metrics expects one additional appointment in the next few months.

Michael Starkenburg, CEO of Image Metrics, commented, “We are establishing a comprehensive roster of world-class Directors to support and guide our aggressive growth goals. The addition of Peter Norris further strengthens our Company and brings validation to our portfolio of products and services.  We believe the extensive expertise of our growing Board of Directors uniquely positions Image Metrics as an important force in our markets.  Our Directors share our vision and excitement for the opportunity to grow our existing business in the video game and feature film markets while successfully targeting opportunities in TV animation and online markets such as virtual worlds, gaming and social networks.”

The Company’s Board of Directors is comprised of:

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Dr. David Rolston, Chairman – Dr. Rolston has been a member of the Company’s Board since March 2008 and was named Chairman in August 2008.  He has served as CEO of SiPort, Inc. since February 2010 and, prior to that, CEO of Forterra Systems Inc. since June 2005.  Dr. Rolston has also served in various senior management roles at Multigen/Paradigm and Silicon Graphics.  He holds a Ph.D. in Computer Science and an M.S.E. in Industrial Engineering from Arizona State University and a B.S.E. degree from Northern Arizona University.

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Michael R. Starkenburg, President, CEO and Director – Mr. Starkenburg joined the Company as COO in February 2008 and became CEO in September 2008.  From 2003 to 2008, he served as an advisor to a number of early-stage venture capital firms and technology companies.  He also served as Senior VP of Technology for Gemstar-TVGuide from 2005 to 2006 and as a Technology Partner at the Sprout Group from 2000 to 2003.  Mr. Starkenburg has also held senior management positions at Advantix, Inc., Outpost.com and America Online.  He holds a B.B.A. in International Business from The George Washington University.

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Ranjeet Bhatia, Director – Mr. Bhatia has been a member of the Company’s Board since 2002 and has served as the Managing Director of Saffron Hill Ventures Ltd. since May 2000.  Prior to joining Saffron Hill, he served as Senior Investment Advisor to the Chairman of Loot Group of Companies and has held various positions at Citigroup, DynCorp and Booz Allen & Hamilton.  He holds an M.B.A. from UCLA, an M.A. from Johns Hopkins University and a B.A. from Occidental College.

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Peter Norris, Director – Mr. Norris became a member of the Company’s Board upon the closing of the public listing transaction last month.  Mr. Norris has served as non-executive Chairman of Virgin Group Holdings since November 2009.  Prior to his joining Virgin, he served as CEO of Quayle Munro Holdings PLC from 2007 to 2009 and of New Boathouse Capital, a firm he founded in 2000 and sold to Quayle Munro in 2007.  He has also held senior positions at Barings and Goldman Sachs.  Mr. Norris holds a first class honours degree in Modern History and Modern Languages from Oxford University.

About Image Metrics (www.image-metrics.com)
Image Metrics provides facial animation software and services to the interactive entertainment and film industries.  Developed by a team of computer vision Ph.D.s, Image Metrics’ proprietary software rapidly re-creates facial performances without markers or makeup, achieving unparalleled levels of realism and fidelity.  Image Metrics’ solutions enjoy widespread and growing adoption by some of the leading production studios in the entertainment world, including Digital Domain, Rockstar Games and Sony Computer Entertainment.

Safe Harbor for Forward Looking Statements – This press release contains forward-looking statements about the Company's business prospects that involve substantial risks and uncertainties.  Actual results may differ materially from the statements made as a result of various factors, including, but not limited to the market acceptance of the Company’s products and services, the Company’s ability to maintain client relationships and deliver projects in a timely manner, concentration of the Company’s business with certain customers, the impact of technological changes, competition or other factors within the facial animation market, the ability of the Company to establish and protect its intellectual property, the ability of the Company to execute its expanded sales and marketing and product development strategy, and other risks, including those identified in the most recent documents filed by Image Metrics with the U.S. Securities and Exchange Commission.  All information in this press release is as of its published date and Image Metrics undertakes no duty to update this information.

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Investor Contacts:	Media Contacts:
James Leahy, David Collins	Bender/Helper Impact
Jaffoni & Collins	Shannon McPhee, Jessie Comstock
(212) 835-8500	(310) 473-4147
imag@jcir.com	shannon_mcphee@bhimpact.com
jessie_comstock@bhimpact.com